Exhibit 21
                                                                     ----------

             TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                 LIST OF SUBSIDIARIES OF THE REGISTRANT


The following are current subsidiaries of the Registrant.


Subsidiary and Name Under Which Business is Done         Where Organized
------------------------------------------------         ---------------
Silicon Systems, Inc.                                    Delaware
Texas Instruments Deutschland G.m.b.H.                   Germany
Texas Instruments France S.A.                            France
Texas Instruments Holland B.V.                           Netherlands
Texas Instruments Hong Kong Limited                      Hong Kong
Texas Instruments International Capital Corporation      Delaware
Texas Instruments Italia S.p.A.                          Italy
Texas Instruments Japan Limited                          Japan
Texas Instruments Limited                                United Kingdom
Texas Instruments Malaysia Sdn. Bhd.                     Malaysia
Texas Instruments (Philippines) Incorporated             Delaware
Texas Instruments Singapore (Pte) Limited                Singapore
Texas Instruments Taiwan Limited                         Taiwan
Texas Instruments Trade and Investment Company S.A.      Panama





Note:   The names of other subsidiaries of the Registrant are not listed herein since the additional subsidiaries considered in the aggregate as a single subsidiary do not constitute a significant subsidiary as defined by Rule 1.02(v) of Regulation S-X.